Zions Bancorporation, N.A. One South Main Salt Lake City, UT 84133 July 19, 2023
www.zionsbancorporation.com
Second Quarter 2023 Financial Results: FOR IMMEDIATE RELEASE
Investor Contact: Shannon Drage (801) 844-8208
Media Contact: Rob Brough (801) 844-7979

Zions Bancorporation, N.A. reports: 2Q23 Net Earnings of $166 million, diluted EPS of $1.11 compared with 2Q22 Net Earnings of $195 million, diluted EPS of $1.29, and 1Q23 Net Earnings of $198 million, diluted EPS of $1.33
SECOND QUARTER RESULTS

$1.11	$166 million	2.92%	10.0%
Net earnings per diluted common share	Net earnings	Net interest margin (“NIM”)	Estimated Common Equity Tier 1 ratio

SECOND QUARTER HIGHLIGHTS¹

Net Interest Income and NIM	•	Net interest income was relatively stable at $591 million
	•	NIM was 2.92%, compared with 2.87%

Operating Performance	•	Pre-provision net revenue² ("PPNR") was $283 million, down 9%; adjusted PPNR² was $296 million, down 1%
	•	Customer-related noninterest income was $162 million, up 5%; total noninterest income was $189 million, up 10%
	•	Noninterest expense was $508 million, up 9%; adjusted noninterest expense² was $494 million, up 7%
	•	The efficiency ratio² was 62.5%, compared with 60.7%

Loans and Credit Quality	•	Loans and leases were $56.9 billion, up 9%
	•	The provision for credit losses was $46 million, compared with $41 million
	•	The allowance for credit losses was 1.25% of loans, compared with 1.04% of loans
	•	The annualized ratio of net loan and lease charge-offs to average loans was 0.09%, compared with 0.07%
	•	Nonperforming assets[3] were $164 million, or 0.29%, of loans, compared with $201 million, or 0.38%, of loans

Deposits and Borrowed Funds	•	Total deposits were $74.3 billion, down 6% from prior year quarter; customer deposits (excluding brokered deposits) were $65.9 billion, up 3% from the prior quarter
	•	Short-term borrowings, consisting primarily of secured borrowings from the FHLB, were $5.5 billion, compared with $1.0 billion

Capital	•	The estimated CET1 capital ratio was 10.0%, compared with 9.9%

CEO COMMENTARY

Harris H. Simmons, Chairman and CEO of Zions Bancorporation, commented, “Second quarter operating results reflect a solid ($2 billion, or 3.2%) rebound in customer deposits over the past three months, but also a higher cost of funds, which reduced net interest income to levels comparable with those of a year ago. While noninterest-bearing deposits decreased $2.3 billion during the quarter and were displaced by interest-bearing deposits, the interest savings generated from our demand deposits increased by approximately 28% over the past three months.”
Mr. Simmons continued, “Customer-related noninterest income increased 5% over the prior year quarter, while operating expenses increased 9%—approximately half of which was due to severance and higher FDIC insurance costs. Credit quality remained strong, with continued reductions in nonperforming and classified loans, and annualized net charge-offs of a modest 0.09% of total loans. We’re pleased to see the operating environment stabilizing, and we expect to see continued improvement in the months ahead.”

OPERATING PERFORMANCE[2]

(In millions)	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Adjusted PPNR	$296	$300	$637	$541
Net charge-offs (recoveries)	$13	$9	$13	$15
Efficiency ratio	62.5%	60.7%	61.2%	63.1%
Weighted average diluted shares	147.7	150.8	147.9	151.3
1 Comparisons noted in the bullet points are calculated for the current quarter compared with the same prior-year period unless otherwise specified.
2 For information on non-GAAP financial measures, see pages 16-18.
3 Does not include banking premises held for sale.

ZIONS BANCORPORATION, N.A.
Press Release – Page 2

Comparisons noted in the sections below are calculated for the current quarter versus the same prior-year period unless otherwise specified. Growth rates of 100% or more are considered not meaningful (“NM”) as they generally reflect a low starting point.
RESULTS OF OPERATIONS

Net Interest Income and Margin
				2Q23 - 1Q23		2Q23 - 2Q22
(In millions)	2Q23	1Q23	2Q22	$	%	$	%

Interest and fees on loans	$791	$726	$468	$65	9%	$323	69%
Interest on money market investments	48	57	12	(9)	(16)%	36	NM
Interest on securities	138	137	128	1	1%	10	8%
Total interest income	977	920	608	57	6%	369	61%
Interest on deposits	220	82	7	138	NM	213	NM
Interest on short- and long-term borrowings	166	159	8	7	4%	158	NM
Total interest expense	386	241	15	145	60%	371	NM
Net interest income	$591	$679	$593	$(88)	(13)%	$(2)	—%
				bps		bps
Yield on interest-earning assets[1]	4.81%	4.49%	2.94%	32		187
Rate paid on total deposits and interest-bearing liabilities[1]	1.88%	1.17%	0.07%	71		181
Cost of total deposits[1]	1.27%	0.47%	0.03%	80		124
Net interest margin[1]	2.92%	3.33%	2.87%	(41)		5
1 Rates are calculated using amounts in thousands and a tax rate of 21% for the periods presented.
Net interest income remained relatively stable at $591 million in the second quarter of 2023, as higher earning asset yields were offset by an increase in interest paid on deposits and short-term borrowings. Net interest income was also impacted by a reduction in interest-earning assets and a significant increase in interest-bearing liabilities.
Average interest-earning assets decreased $1.5 billion, or 2%, from the prior year quarter, driven by declines of $4.4 billion and $2.1 billion in average securities and average money market investments, respectively. A majority of the decrease in average securities was due to payments and maturities. These decreases were partially offset by an increase of $4.9 billion in average loans and leases.
Average interest-bearing liabilities increased $11.2 billion, or 27%, from the prior year quarter, driven by increases of $7.5 billion and $3.7 billion in average short-term borrowings and average federal funds purchased and security repurchase agreements, respectively. The increase in short-term borrowings helped to balance loan growth and the decline in total deposits.
The net interest margin was 2.92%, compared with 2.87%. The yield on average interest-earning assets was 4.81% in the second quarter of 2023, an increase of 187 basis points, reflecting higher interest rates and a favorable mix change from money market investments to loans. The yield on total loans increased 198 basis points to 5.65%, and the yield on securities increased 58 basis points to 2.55%. The yield on securities benefited from a decrease in the market value of AFS securities due to rising interest rates.
The cost of total deposits for the second quarter of 2023 was 1.27%, compared with 0.03%. The rate paid on total deposits and interest-bearing liabilities was 1.88%, compared with 0.07%, reflecting the higher interest rate environment and increased short-term borrowings. Average noninterest-bearing deposits as a percentage of total deposits were 43%, compared with 51% during the same prior year period.

ZIONS BANCORPORATION, N.A.
Press Release – Page 3

Noninterest Income
				2Q23 - 1Q23		2Q23 - 2Q22
(In millions)	2Q23	1Q23	2Q22	$	%	$	%

Commercial account fees	$45	$43	$37	$2	5%	$8	22%
Card fees	25	24	25	1	4	—	—
Retail and business banking fees	16	16	20	—	—	(4)	(20)
Loan-related fees and income	19	21	21	(2)	(10)	(2)	(10)
Capital markets fees	27	17	21	10	59	6	29
Wealth management fees	14	15	13	(1)	(7)	1	8
Other customer-related fees	16	15	17	1	7	(1)	(6)
Customer-related noninterest income	162	151	154	11	7	8	5
Fair value and nonhedge derivative income (loss)	1	(3)	10	4	NM	(9)	(90)
Dividends and other income	26	11	7	15	NM	19	NM
Securities gains (losses), net	—	1	1	(1)	NM	(1)	NM
Total noninterest income	$189	$160	$172	$29	18	$17	10
Total customer-related noninterest income increased $8 million, or 5%, compared with the prior year period. The increase was driven primarily by improved commercial account activity, including treasury management income, as well as loan syndication, swaps, and other capital markets fees. Retail and business banking fees decreased largely as a result of a change in our overdraft and non-sufficient funds practices effected during the third quarter of 2022.
Dividends and other income increased $19 million, primarily due to a $13 million gain on the sale of a bank-owned property, as well as an increase in dividends on FHLB stock. These increases were offset by a $9 million decrease in fair value and nonhedge derivative income, primarily due to a $10 million credit valuation adjustment (“CVA”) gain in the prior year period.

Noninterest Expense
				2Q23 - 1Q23		2Q23 - 2Q22
(In millions)	2Q23	1Q23	2Q22	$	%	$	%

Salaries and employee benefits	$324	$339	$307	$(15)	(4)%	$17	6%
Technology, telecom, and information processing	58	55	53	3	5	5	9
Occupancy and equipment, net	40	40	36	—	—	4	11
Professional and legal services	16	13	14	3	23	2	14
Marketing and business development	13	12	9	1	8	4	44
Deposit insurance and regulatory expense	22	18	13	4	22	9	69
Credit-related expense	7	6	7	1	17	—	—
Other real estate expense, net	—	—	—	—	NM	—	NM
Other	28	29	25	(1)	(3)	3	12
Total noninterest expense	$508	$512	$464	$(4)	(1)	$44	9
Adjusted noninterest expense [1]	$494	$509	$463	$(15)	(3)	$31	7
1 For information on non-GAAP financial measures, see pages 16-18.
Total noninterest expense increased $44 million, or 9%, relative to the prior year quarter. Salaries and benefits expense increased $17 million, or 6%, primarily due to $13 million in severance expense during the current quarter. Deposit insurance and regulatory expense increased $9 million, or 69%, driven largely by an increased FDIC insurance base rate beginning in 2023 and changes in balance sheet composition. Technology, telecom, and information processing expense increased $5 million, or 9%, primarily due to increases in application software and related amortization expenses.

ZIONS BANCORPORATION, N.A.
Press Release – Page 4

The efficiency ratio was 62.5%, compared with 60.7%, as growth in adjusted noninterest expense outpaced growth in adjusted taxable-equivalent revenue. For information on non-GAAP financial measures, see pages 16-18.
BALANCE SHEET ANALYSIS

Investment Securities
				2Q23 - 1Q23		2Q23 - 2Q22
(In millions)	2Q23	1Q23	2Q22	$	%	$	%
Investment securities:
Held-to-maturity, at amortized cost	$10,753	$10,961	$614	$(208)	(2)%	$10,139	NM
Available-for-sale, at fair value	10,832	11,594	25,297	(762)	(7)	(14,465)	(57)%
Trading account, at fair value	32	12	304	20	NM	(272)	(89)
Total investment securities, net of allowance	$21,617	$22,567	$26,215	$(950)	(4)	$(4,598)	(18)
Total investment securities decreased $4.6 billion, or 18%, to $21.6 billion at June 30, 2023, primarily due to approximately $3.6 billion in principal reductions. During the fourth quarter of 2022, we transferred approximately $10.7 billion fair value ($13.1 billion amortized cost) of mortgage-backed AFS securities to the HTM category. The transfer of these securities from AFS to HTM at fair value resulted in a discount to the amortized cost basis of the HTM securities equivalent to the $2.4 billion ($1.8 billion after tax) of unrealized losses in AOCI attributable to these securities. The amortization of the unrealized losses will offset the effect of the accretion of the discount created by the transfer. At June 30, 2023, the unamortized discount on the HTM securities totaled approximately $2.2 billion ($1.7 billion after tax).
We invest in securities to actively manage liquidity and interest rate risk and to generate interest income. We primarily own securities that can readily provide us cash and liquidity through secured borrowing agreements without the need to sell the securities. We also manage the duration extension risk of our investment securities portfolio. At June 30, 2023, the estimated duration of our securities portfolio decreased to 3.7 years, compared with 4.1 years at March 31, 2023, primarily due to the addition of fair value hedges. This duration helps to manage the inherent interest rate mismatch between loans and deposits, as fixed-rate term investments facilitate the balancing of asset and liability durations, as well as protect the economic value of shareholders' equity.

ZIONS BANCORPORATION, N.A.
Press Release – Page 5

Loans and Leases
				2Q23 - 1Q23		2Q23 - 2Q22
(In millions)	2Q23	1Q23	2Q22	$	%	$	%

Loans held for sale	$36	$5	$42	$31	NM	$(6)	(14)%
Loans and leases:
Commercial	$30,692	$30,576	$29,183	$116	—%	$1,509	5
Commercial real estate	12,904	12,898	12,136	6	—	768	6
Consumer	13,321	12,857	11,051	464	4	2,270	21
Loans and leases, net of unearned income and fees	56,917	56,331	52,370	586	1	4,547	9
Less allowance for loan losses	651	618	508	33	5	143	28
Loans and leases held for investment, net of allowance	$56,266	$55,713	$51,862	$553	1	$4,404	8
Unfunded lending commitments	$30,524	$30,723	$28,008	$(199)	(1)	$2,516	9
Loans and leases, net of unearned income and fees, increased $4.5 billion, or 9%, to $56.9 billion at June 30, 2023. Consumer loans increased $2.3 billion from the prior year quarter, primarily due to growth of $1.6 billion in 1-4 family residential mortgage loans, driven mainly from an increased demand for adjustable-rate mortgages. Commercial loans increased $1.5 billion, primarily due to an increase of $1.1 billion in commercial and industrial loans.
Unfunded lending commitments increased $2.5 billion, or 9%, to $30.5 billion at June 30, 2023, primarily due to growth in home equity and commercial real estate construction unfunded lending commitments.

Credit Quality
				2Q23 - 1Q23		2Q23 - 2Q22
(In millions)	2Q23	1Q23	2Q22	$	%	$	%

Provision for credit losses	$46	$45	$41	$1	2%	$5	12%
Allowance for credit losses	711	678	546	33	5	165	30
Net loan and lease charge-offs (recoveries)	13	—	9	13	NM	4	44
Nonperforming assets[2]	164	173	201	(9)	(5)	(37)	(18)
Classified loans	768	912	1,009	(144)	(16)	(241)	(24)
	2Q23	1Q23	2Q22	bps		bps
Ratio of ACL to loans[1] and leases outstanding, at period end	1.25%	1.20%	1.04%	5		21
Annualized ratio of net loan and lease charge-offs to average loans	0.09%	—%	0.07%	9		2
Ratio of nonperforming assets[1] and accruing loans 90 days or more past due to loans and leases and other real estate owned	0.30%	0.31%	0.39%	(1)		(9)
1 Does not include loans held for sale.
2 Does not include banking premises held for sale.
Nonperforming assets decreased $37 million, or 18%, and classified loans decreased $241 million, or 24%. Net loan and lease charge-offs totaled $13 million, compared with $9 million in the prior year quarter. During the second quarter of 2023, we recorded a $46 million provision for credit losses, compared with a $41 million provision during the prior year period. The allowance for credit losses (“ACL”) was $711 million at June 30, 2023, compared with $546 million at June 30, 2022. The increase in the ACL was primarily due to deterioration in economic forecasts. The ratio of ACL to total loans and leases was 1.25% at June 30, 2023, compared with 1.04% at June 30, 2022.

ZIONS BANCORPORATION, N.A.
Press Release – Page 6

Deposits and Borrowed Funds
				2Q23 - 1Q23		2Q23 - 2Q22
(In millions)	2Q23	1Q23	2Q22	$	%	$	%

Noninterest-bearing demand	$28,670	$30,974	$40,289	$(2,304)	(7)%	$(11,619)	(29)%
Interest-bearing:
Savings and money market	33,303	30,826	36,972	2,477	8	(3,669)	(10)
Time	3,897	2,024	1,423	1,873	93	2,474	NM
Brokered	8,453	5,384	377	3,069	57	8,076	NM
Total interest-bearing	45,653	38,234	38,772	7,419	19	6,881	18
Total deposits	$74,323	$69,208	$79,061	$5,115	7	$(4,738)	(6)
Borrowed funds:
Federal funds purchased and other short-term borrowings	$5,513	$12,124	$1,018	$(6,611)	(55)	$4,495	NM
Long-term debt	538	663	671	(125)	(19)	(133)	(20)
Total borrowed funds	$6,051	$12,787	$1,689	$(6,736)	(53)	$4,362	NM
Total deposits decreased $4.7 billion, or 6%, from the prior year quarter, primarily due to decreases in larger-balance and more rate-sensitive deposits. Our loan-to-deposit ratio was 77%, compared with 66% in the prior year quarter.
Total deposits increased $5.1 billion, or 7%, from March 31, 2023, primarily due to increases of $3.1 billion and $2.0 billion in brokered and customer deposits, respectively. At June 30, 2023, total customer deposits included approximately $3.4 billion from reciprocal placement products where we distributed our customers’ deposits in a placement network to increase their FDIC insurance and in return we received a matching amount of deposits from other network banks.
Average total deposits decreased $11.2 billion, or 14%, relative to the prior year period, driven by a significant decrease in average noninterest-bearing deposits as interest rates increased. In recent years, particularly during the COVID-19 pandemic, we benefited from a significant influx of deposits, which was impacted by considerable fiscal and monetary policy decisions. During the prior year, with the withdrawal of stimulus by the federal government, our deposits began to decline to more normalized levels. This trend accelerated with the failure of two prominent banks during the first quarter of 2023 and abated during the second quarter of 2023, with period-end deposits increasing meaningfully from March 31, 2023 to June 30, 2023. Total deposits have remained above pre-pandemic (12/31/2019) levels during 2023.
Total borrowed funds, consisting primarily of secured borrowings from the FHLB, increased $4.4 billion from the prior year quarter in response to loan growth and the decline in total deposits. FHLB borrowings are “open-term,” allowing us the ability to retain or return funds based on our liquidity needs. The increase in borrowed funds also included repurchase agreements executed through the General Collateral Funding (“GCF”) repo program. The decrease in long-term debt was primarily due to the redemption of $128 million of matured senior notes during the quarter.

ZIONS BANCORPORATION, N.A.
Press Release – Page 7

Shareholders’ Equity
				2Q23 - 1Q23		2Q23 - 2Q22
(In millions, except share data)	2Q23	1Q23	2Q22	$	%	$	%
Shareholders’ equity:
Preferred stock	$440	$440	$440	$—	—%	$—	—%
Common stock and additional paid-in capital	1,722	1,715	1,845	7	—	(123)	(7)
Retained earnings	6,051	5,949	5,447	102	2	604	11
Accumulated other comprehensive income (loss)	(2,930)	(2,920)	(2,100)	(10)	—	(830)	(40)
Total shareholders’ equity	$5,283	$5,184	$5,632	$99	2	$(349)	(6)
Capital distributions:
Common dividends paid	$61	$61	$58	$—	—	$3	5
Bank common stock repurchased	—	50	50	(50)	NM	(50)	NM
Total capital distributed to common shareholders	$61	$111	$108	$(50)	(45)	$(47)	(44)

				shares	%	shares	%
Weighted average diluted common shares outstanding (in thousands)	147,696	148,038	150,838	(342)	—%	(3,142)	(2)%
Common shares outstanding, at period end (in thousands)	148,144	148,100	150,471	44	—	(2,327)	(2)
The common stock dividend was $0.41 per share, compared with $0.38 per share during the prior year quarter. Common shares outstanding decreased 2.3 million, or 2%, from the second quarter of 2022, primarily due to common stock repurchases in previous quarters.
Accumulated other comprehensive income (loss) (“AOCI”) was $2.9 billion at June 30, 2023, and reflects the decline in the fair value of fixed-rate available-for-sale securities as a result of changes in interest rates. Absent any sales or credit impairment of these securities, the unrealized losses will not be recognized in earnings. We do not intend to sell any securities with unrealized losses. Additionally, changes in AOCI do not impact our regulatory capital ratios.
Estimated common equity tier 1 (“CET1”) capital was $6.7 billion, an increase of 7%, compared with $6.3 billion. The estimated CET1 capital ratio was 10.0%, compared with 9.9%. Tangible book value per common share increased to $45.30, compared with $41.72, primarily due to an increase in retained earnings. For more information on non-GAAP financial measures, see pages 16-18.

Supplemental Presentation and Conference Call
Zions has posted a supplemental presentation to its website, which will be used to discuss the second quarter results at 5:30 p.m. ET on July 19, 2023. Media representatives, analysts, investors, and the public are invited to join this discussion by calling (877) 709-8150 (domestic and international) and entering the passcode 13740068, or via on-demand webcast. A link to the webcast will be available on the Zions Bancorporation website at zionsbancorporation.com. The webcast of the conference call will also be archived and available for 30 days.
About Zions Bancorporation, N.A.
Zions Bancorporation, N.A. is one of the nation's premier financial services companies with approximately $90 billion of total assets at December 31, 2022, and annual net revenue of $3.2 billion in 2022. Zions operates under local management teams and distinct brands in 11 western states: Arizona, California, Colorado, Idaho, Nevada, New Mexico, Oregon, Texas, Utah, Washington, and Wyoming. The Bank is a consistent recipient of national and state-wide customer survey awards in small- and middle-market banking, as well as a leader in public finance advisory services and Small Business Administration lending. In addition, Zions is included in the S&P 500 and NASDAQ Financial 100 indices. Investor information and links to local banking brands can be accessed at www.zionsbancorporation.com.

ZIONS BANCORPORATION, N.A.
Press Release – Page 8

Forward-Looking Information
This earnings release includes “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements, often accompanied by words such as “may,” “might,” “could,” “anticipate,” “expect,” and similar terms, are based on management’s current expectations and assumptions regarding future events or determinations, all of which are subject to known and unknown risks and uncertainties.
Forward-looking statements are not guarantees, nor should they be relied upon as representing management’s views as of any subsequent date. Actual results and outcomes may differ materially from those presented. Although this list is not comprehensive, important factors that may cause material differences include the quality and composition of our loan and securities portfolios and the quality and composition of our deposits; changes in general industry, political and economic conditions, including continued high inflation, economic slowdown or recession, or other economic disruptions; changes in interest and reference rates which could adversely affect our revenue and expenses, the value of assets and obligations, and the availability and cost of capital and liquidity; deterioration in economic conditions that may result in increased loan and leases losses; securities and capital markets behavior, including volatility and changes in market liquidity and our ability to raise capital; the impact of bank failures or adverse developments at other banks on general investor sentiment regarding the stability and liquidity of banks; the possibility that our recorded goodwill could become impaired, which may have an adverse impact on our earnings and capital; our ability to recruit and retain talent, including increased competition for qualified candidates as a result of expanded remote-work opportunities and increased compensation expenses; competitive pressures and other factors that may affect aspects of our business, such as pricing and demand for our products and services; our ability to complete projects and initiatives and execute on our strategic plans, manage our risks, and achieve our business objectives; our ability to provide adequate oversight of our suppliers or prevent inadequate performance by third parties upon whom we rely for the delivery of various products and services; our ability to develop and maintain technology, information security systems and controls designed to guard against fraud, cybersecurity, and privacy risks; changes and uncertainties in applicable laws, and fiscal, monetary, regulatory, trade, and tax policies, and actions taken by governments, agencies, central banks and similar organizations, including increases in bank fees, capital standards, and other regulatory requirements; adverse media and other expressions of negative public opinion whether directed at us, other banks, the banking industry generally or otherwise that may adversely affect our reputation and that of the banking industry generally; the effects of pandemics and other health emergencies that may affect our business, employees, customers, and communities, such as ongoing effects on availability and cost of labor; the effects of wars and geopolitical conflicts, and other local, national, or international disasters, crises, or conflicts that may occur in the future; natural disasters that may impact our and our customer's operations and business; and governmental and social responses to environmental, social, and governance issues, including those with respect to climate change.
Factors that could cause our actual results, performance or achievements, industry trends, and results or regulatory outcomes to differ materially from those expressed or implied in the forward-looking statements are discussed in our 2022 Form 10-K and subsequent filings with the Securities and Exchange Commission (SEC), and are available on our website (www.zionsbancorporation.com) and from the SEC (www.sec.gov).
We caution against the undue reliance on forward-looking statements, which reflect our views only as of the date they are made. Except to the extent required by law, we specifically disclaim any obligation to update any factors or to publicly announce the revisions to any forward-looking statements to reflect future events or developments.

ZIONS BANCORPORATION, N.A.
Press Release – Page 9

FINANCIAL HIGHLIGHTS
(Unaudited)

	Three Months Ended
(In millions, except share, per share, and ratio data)	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022
BALANCE SHEET [1]
Loans held for investment, net of allowance	$56,266	$55,713	$55,078	$53,377	$51,862
Total assets	87,230	88,573	89,545	88,474	87,784
Deposits	74,323	69,208	71,652	75,995	79,061
Total shareholders’ equity	5,283	5,184	4,893	4,696	5,632
STATEMENT OF INCOME
Net earnings applicable to common shareholders	$166	$198	$277	$211	$195
Net interest income	591	679	720	663	593
Taxable-equivalent net interest income [2]	602	688	730	673	602
Total noninterest income	189	160	153	165	172
Total noninterest expense	508	512	471	479	464
Pre-provision net revenue [2]	283	336	412	359	310
Adjusted pre-provision net revenue [2]	296	341	420	351	300
Provision for credit losses	46	45	43	71	41
SHARE AND PER COMMON SHARE AMOUNTS
Net earnings per diluted common share	$1.11	$1.33	$1.84	$1.40	$1.29
Dividends	0.41	0.41	0.41	0.41	0.38
Book value per common share [1]	32.69	32.03	29.95	28.45	34.50
Tangible book value per common share [1,2]	45.30	44.57	43.72	42.52	41.72
Weighted average share price	27.51	45.57	49.85	54.50	56.62
Weighted average diluted common shares outstanding (in thousands)	147,696	148,038	148,829	149,792	150,838
Common shares outstanding (in thousands) [1]	148,144	148,100	148,664	149,611	150,471
SELECTED RATIOS AND OTHER DATA
Return on average assets	0.79%	0.91%	1.27%	0.97%	0.91%
Return on average common equity	13.8%	17.4%	25.4%	15.8%	14.0%
Return on average tangible common equity [2]	10.0%	12.3%	16.9%	13.2%	12.5%
Net interest margin	2.92%	3.33%	3.53%	3.24%	2.87%
Cost of total deposits	1.27%	0.47%	0.20%	0.10%	0.03%
Efficiency ratio [2]	62.5%	59.9%	52.9%	57.6%	60.7%
Effective tax rate [3]	22.6%	27.7%	20.9%	21.9%	21.9%
Ratio of nonperforming assets to loans and leases and other real estate owned	0.29%	0.31%	0.27%	0.28%	0.38%
Annualized ratio of net loan and lease charge-offs (recoveries) to average loans	0.09%	—%	(0.02)%	0.20%	0.07%
Ratio of total allowance for credit losses to loans and leases outstanding [1]	1.25%	1.20%	1.14%	1.09%	1.04%
Full-time equivalent employees	10,103	10,064	9,989	9,920	9,895
CAPITAL RATIOS AND DATA [1]
Tangible common equity ratio [2]	7.5%	7.3%	7.1%	7.0%	7.1%
Common equity tier 1 capital [4]	$6,692	$6,582	$6,480	$6,342	$6,257
Risk-weighted assets [4]	$66,931	$66,274	$67,125	$65,982	$63,424
Common equity tier 1 capital ratio [4]	10.0%	9.9%	9.7%	9.6%	9.9%
Tier 1 risk-based capital ratio [4]	10.7%	10.6%	10.3%	10.3%	10.6%
Total risk-based capital ratio [4]	12.5%	12.4%	12.0%	12.0%	12.3%
Tier 1 leverage ratio [4]	8.1%	7.8%	7.6%	7.5%	7.4%
1 At period end.
2 For information on non-GAAP financial measures, see pages 16-18.
3 The increase in the effective tax rate at March 31, 2023 was the result of a change in the reserve for uncertain tax positions.
4 Current period ratios and amounts represent estimates.

ZIONS BANCORPORATION, N.A.
Press Release – Page 10

CONSOLIDATED BALANCE SHEETS

(In millions, shares in thousands)	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022
	(Unaudited)	(Unaudited)		(Unaudited)	(Unaudited)
ASSETS
Cash and due from banks	$701	$607	$657	$549	$559
Money market investments:
Interest-bearing deposits	1,531	2,727	1,340	1,291	1,249
Federal funds sold and security resell agreements	781	688	2,426	2,797	2,273
Investment securities:
Held-to-maturity[1], at amortized cost	10,753	10,961	11,126	423	614
Available-for-sale, at fair value	10,832	11,594	11,915	23,233	25,297
Trading account, at fair value	32	12	465	526	304
Total securities, net of allowance	21,617	22,567	23,506	24,182	26,215
Loans held for sale	36	5	8	25	42
Loans and leases, net of unearned income and fees	56,917	56,331	55,653	53,918	52,370
Less allowance for loan losses	651	618	575	541	508
Loans held for investment, net of allowance	56,266	55,713	55,078	53,377	51,862
Other noninterest-bearing investments	956	1,169	1,130	983	840
Premises, equipment and software, net	1,414	1,411	1,408	1,388	1,372
Goodwill and intangibles	1,062	1,063	1,065	1,034	1,015
Other real estate owned	3	6	3	3	—
Other assets	2,863	2,617	2,924	2,845	2,357
Total assets	$87,230	$88,573	$89,545	$88,474	$87,784
LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Noninterest-bearing demand	$28,670	$30,974	$35,777	$39,133	$40,289
Interest-bearing:
Savings and money market	33,394	30,897	33,566	35,389	37,346
Time	12,259	7,337	2,309	1,473	1,426
Total deposits	74,323	69,208	71,652	75,995	79,061
Federal funds purchased and other short-term borrowings	5,513	12,124	10,417	5,363	1,018
Long-term debt	538	663	651	647	671
Reserve for unfunded lending commitments	60	60	61	49	38
Other liabilities	1,513	1,334	1,871	1,724	1,364
Total liabilities	81,947	83,389	84,652	83,778	82,152
Shareholders’ equity:
Preferred stock, without par value; authorized 4,400 shares	440	440	440	440	440
Common stock[2] ($0.001 par value; authorized 350,000 shares) and additional paid-in capital	1,722	1,715	1,754	1,799	1,845
Retained earnings	6,051	5,949	5,811	5,597	5,447
Accumulated other comprehensive income (loss)	(2,930)	(2,920)	(3,112)	(3,140)	(2,100)
Total shareholders’ equity	5,283	5,184	4,893	4,696	5,632
Total liabilities and shareholders’ equity	$87,230	$88,573	$89,545	$88,474	$87,784
[1] Held-to-maturity (fair value)	$10,768	$11,210	$11,239	$379	$578
[2] Common shares (issued and outstanding)	148,144	148,100	148,664	149,611	150,471

ZIONS BANCORPORATION, N.A.
Press Release – Page 11

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)	Three Months Ended
(In millions, except share and per share amounts)	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022
Interest income:
Interest and fees on loans	$791	$726	$656	$551	$468
Interest on money market investments	48	57	39	24	12
Interest on securities	138	137	140	132	128
Total interest income	977	920	835	707	608
Interest expense:
Interest on deposits	220	82	38	19	7
Interest on short- and long-term borrowings	166	159	77	25	8
Total interest expense	386	241	115	44	15
Net interest income	591	679	720	663	593
Provision for credit losses:
Provision for loan losses	46	46	31	60	39
Provision for unfunded lending commitments	—	(1)	12	11	2
Total provision for credit losses	46	45	43	71	41
Net interest income after provision for credit losses	545	634	677	592	552
Noninterest income:
Commercial account fees	45	43	41	40	37
Card fees	25	24	27	27	25
Retail and business banking fees	16	16	16	17	20
Loan-related fees and income	19	21	19	18	21
Capital markets fees	27	17	22	25	21
Wealth management fees	14	15	14	14	13
Other customer-related fees	16	15	14	15	17
Customer-related noninterest income	162	151	153	156	154
Fair value and nonhedge derivative income (loss)	1	(3)	(4)	4	10
Dividends and other income (loss)	26	11	9	(1)	7
Securities gains (losses), net	—	1	(5)	6	1
Total noninterest income	189	160	153	165	172
Noninterest expense:
Salaries and employee benefits	324	339	304	312	307
Technology, telecom, and information processing	58	55	51	53	53
Occupancy and equipment, net	40	40	40	38	36
Professional and legal services	16	13	15	14	14
Marketing and business development	13	12	11	11	9
Deposit insurance and regulatory expense	22	18	14	13	13
Credit-related expense	7	6	8	8	7
Other real estate expense, net	—	—	—	—	—
Other	28	29	28	30	25
Total noninterest expense	508	512	471	479	464
Income before income taxes	226	282	359	278	260
Income taxes	51	78	75	61	57
Net income	175	204	284	217	203
Preferred stock dividends	(9)	(6)	(7)	(6)	(8)
Net earnings applicable to common shareholders	$166	$198	$277	$211	$195
Weighted average common shares outstanding during the period:
Basic shares (in thousands)	147,692	148,015	148,739	149,628	150,635
Diluted shares (in thousands)	147,696	148,038	148,829	149,792	150,838
Net earnings per common share:
Basic	$1.11	$1.33	$1.84	$1.40	$1.29
Diluted	1.11	1.33	1.84	1.40	1.29

ZIONS BANCORPORATION, N.A.
Press Release – Page 12

Loan Balances Held for Investment by Portfolio Type
(Unaudited)

(In millions)	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022
Commercial:
Commercial and industrial [1]	$16,622	$16,500	$16,377	$15,962	$15,523
Leasing	388	385	386	347	339
Owner occupied	9,328	9,317	9,371	9,279	9,208
Municipal	4,354	4,374	4,361	4,224	4,113
Total commercial	30,692	30,576	30,495	29,812	29,183
Commercial real estate:
Construction and land development	2,498	2,313	2,513	2,800	2,659
Term	10,406	10,585	10,226	9,556	9,477
Total commercial real estate	12,904	12,898	12,739	12,356	12,136
Consumer:
Home equity credit line	3,291	3,276	3,377	3,331	3,266
1-4 family residential	7,980	7,692	7,286	6,852	6,423
Construction and other consumer real estate	1,434	1,299	1,161	973	787
Bankcard and other revolving plans	466	459	471	471	448
Other	150	131	124	123	127
Total consumer	13,321	12,857	12,419	11,750	11,051
Total loans and leases	$56,917	$56,331	$55,653	$53,918	$52,370
1 Commercial and industrial loan balances include PPP loans of $126 million, $159 million, $197 million, $306 million, and $534 million for the respective periods presented.

Nonperforming Assets
(Unaudited)

(In millions)	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022

Nonaccrual loans [1]	$162	$171	$149	$151	$201
Other real estate owned [2]	2	2	—	—	—
Total nonperforming assets	$164	$173	$149	$151	$201
Ratio of nonperforming assets to loans[1] and leases and other real estate owned [2]	0.29%	0.31%	0.27%	0.28%	0.38%
Accruing loans past due 90 days or more	$7	$2	$6	$20	$6
Ratio of accruing loans past due 90 days or more to loans[1] and leases	0.01%	—%	0.01%	0.04%	0.01%
Nonaccrual loans and accruing loans past due 90 days or more	$169	$173	$155	$171	$207
Ratio of nonperforming assets[1] and accruing loans 90 days or more past due to loans and leases and other real estate owned	0.30%	0.31%	0.28%	0.32%	0.39%
Accruing loans past due 30-89 days	$59	$79	$93	$84	$123
Classified loans	768	912	929	965	1,009
1 Includes loans held for sale.
2 Does not include banking premises held for sale.

ZIONS BANCORPORATION, N.A.
Press Release – Page 13

Allowance for Credit Losses
(Unaudited)

	Three Months Ended
(In millions)	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022
Allowance for Loan and Lease Losses
Balance at beginning of period [1]	$618	$572	$541	$508	$478
Provision for loan losses	46	46	31	60	39
Loan and lease charge-offs	22	7	9	38	18
Less: Recoveries	9	7	12	11	9
Net loan and lease charge-offs (recoveries)	13	—	(3)	27	9
Balance at end of period	$651	$618	$575	$541	$508
Ratio of allowance for loan losses to loans[2] and leases, at period end	1.14%	1.10%	1.03%	1.00%	0.97%
Ratio of allowance for loan losses to nonaccrual loans[2] at period end	402%	361%	386%	358%	261%
Annualized ratio of net loan and lease charge-offs (recoveries) to average loans	0.09%	—%	(0.02)%	0.20%	0.07%
Reserve for Unfunded Lending Commitments
Balance at beginning of period	$60	$61	$49	$38	$36
Provision for unfunded lending commitments	—	(1)	12	11	2
Balance at end of period	$60	$60	$61	$49	$38
Allowance for Credit Losses
Allowance for loan losses	$651	$618	$575	$541	$508
Reserve for unfunded lending commitments	60	60	61	49	38
Total allowance for credit losses	$711	$678	$636	$590	$546
Ratio of ACL to loans[1] and leases outstanding, at period end	1.25%	1.20%	1.14%	1.09%	1.04%
1 The beginning balance at March 31, 2023 for the allowance for loan losses does not agree to its respective ending balance at December 31, 2022 because of the adoption of the new accounting standard related to loan modifications to borrowers experiencing financial difficulties.
2 Does not include loans held for sale.

ZIONS BANCORPORATION, N.A.
Press Release – Page 14

Nonaccrual Loans by Portfolio Type
(Unaudited)

(In millions)	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022

Loans held for sale	$—	$—	$—	$—	$6
Commercial:
Commercial and industrial	$71	$77	$63	$57	$87
Leasing	—	—	—	—	—
Owner occupied	29	33	24	28	40
Municipal	—	—	—	—	—
Total commercial	100	110	87	85	127
Commercial real estate:
Construction and land development	—	—	—	—	—
Term	13	16	14	20	20
Total commercial real estate	13	16	14	20	20
Consumer:
Home equity credit line	12	11	11	10	10
1-4 family residential	37	34	37	36	38
Construction and other consumer real estate	—	—	—	—	—
Bankcard and other revolving plans	—	—	—	—	—
Other	—	—	—	—	—
Total consumer	49	45	48	46	48
Total nonaccrual loans	$162	$171	$149	$151	$201

Net Charge-Offs by Portfolio Type
(Unaudited)

(In millions)	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022
Commercial:
Commercial and industrial	$14	$(2)	$(4)	$31	$8
Leasing	—	—	—	—	—
Owner occupied	—	(1)	—	—	—
Municipal	—	—	—	—	—
Total commercial	14	(3)	(4)	31	8
Commercial real estate:
Construction and land development	—	—	—	—	—
Term	—	—	—	—	—
Total commercial real estate	—	—	—	—	—
Consumer:
Home equity credit line	—	(1)	—	—	(1)
1-4 family residential	(2)	2	—	(4)	1
Construction and other consumer real estate	—	—	—	—	—
Bankcard and other revolving plans	1	2	1	—	1
Other	—	—	—	—	—
Total consumer loans	(1)	3	1	(4)	1
Total net charge-offs (recoveries)	$13	$—	$(3)	$27	$9

ZIONS BANCORPORATION, N.A.
Press Release – Page 15

CONSOLIDATED AVERAGE BALANCE SHEETS, YIELDS AND RATES

(Unaudited)	Three Months Ended
	June 30, 2023		March 31, 2023		June 30, 2022
(In millions)	Average balance	Average yield/rate [1]	Average balance	Average yield/rate [1]	Average balance	Average yield/rate [1]
ASSETS
Money market investments:
Interest-bearing deposits	$2,816	5.23%	$2,724	4.72%	$3,113	0.66%
Federal funds sold and security resell agreements	784	5.65%	2,081	5.02%	2,542	1.13%
Total money market investments	3,600	5.32%	4,805	4.85%	5,655	0.87%
Securities:
Held-to-maturity	10,833	2.24%	11,024	2.28%	485	2.96%
Available-for-sale	11,180	2.85%	11,824	2.62%	25,722	1.91%
Trading account	135	1.85%	21	4.01%	357	5.07%
Total securities	22,148	2.55%	22,869	2.46%	26,564	1.97%
Loans held for sale	73	7.08%	5	0.26%	38	0.72%
Loans and leases:[2]
Commercial	30,650	5.46%	30,678	5.03%	28,952	3.81%
Commercial real estate	12,933	6.97%	12,876	6.59%	12,098	3.69%
Consumer	13,096	4.80%	12,599	4.62%	10,734	3.24%
Total loans and leases	56,679	5.65%	56,153	5.30%	51,784	3.67%
Total interest-earning assets	82,500	4.81%	83,832	4.49%	84,041	2.94%
Cash and due from banks	653		543		617
Allowance for credit losses on loans and debt securities	(619)		(576)		(480)
Goodwill and intangibles	1,063		1,064		1,015
Other assets	5,524		5,624		4,712
Total assets	$89,121		$90,487		$89,905
LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing deposits:
Savings and money market	$30,325	1.49%	$32,859	0.77%	$38,325	0.06%
Time	9,494	4.55%	2,934	2.68%	1,488	0.24%
Total interest-bearing deposits	39,819	2.22%	35,793	0.92%	39,813	0.07%
Borrowed funds:
Federal funds purchased and security repurchase agreements	4,423	5.11%	5,614	4.65%	737	0.70%
Other short-term borrowings	7,575	5.28%	6,952	4.89%	6	—%
Long-term debt	636	5.97%	653	6.85%	678	3.79%
Total borrowed funds	12,634	5.26%	13,219	4.88%	1,421	2.17%
Total interest-bearing liabilities	52,453	2.95%	49,012	1.99%	41,234	0.14%
Noninterest-bearing demand deposits	29,830		34,363		41,074
Other liabilities	1,580		2,058		1,575
Total liabilities	83,863		85,433		83,883
Shareholders’ equity:
Preferred equity	440		440		440
Common equity	4,818		4,614		5,582
Total shareholders’ equity	5,258		5,054		6,022
Total liabilities and shareholders’ equity	$89,121		$90,487		$89,905
Spread on average interest-bearing funds		1.86%		2.50%		2.80%
Impact of net noninterest-bearing sources of funds		1.06%		0.83%		0.07%
Net interest margin		2.92%		3.33%		2.87%
Memo: total cost of deposits		1.27%		0.47%		0.03%
Memo: total deposits and interest-bearing liabilities	$82,283	1.88%	$83,375	1.17%	$82,308	0.07%
1 Rates are calculated using amounts in thousands and a tax rate of 21% for the periods presented.
2 Net of unamortized purchase premiums, discounts, and deferred loan fees and costs.

ZIONS BANCORPORATION, N.A.
Press Release – Page 16

NON-GAAP FINANCIAL MEASURES
(Unaudited)
This press release presents non-GAAP financial measures in addition to GAAP financial measures. The adjustments to reconcile from the applicable GAAP financial measures to the non-GAAP financial measures are presented in the following schedules. We consider these adjustments to be relevant to ongoing operating results and provide a meaningful basis for period-to-period comparisons. We use these non-GAAP financial measures to assess our performance and financial position. We believe that presenting these non-GAAP financial measures permits investors to assess our performance on the same basis as that applied by our management and the financial services industry.
Non-GAAP financial measures have inherent limitations and are not necessarily comparable to similar financial measures that may be presented by other financial services companies. Although non-GAAP financial measures are frequently used by stakeholders to evaluate a company, they have limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of results reported under GAAP.
Tangible Common Equity and Related Measures
Tangible common equity and related measures are non-GAAP measures that exclude the impact of intangible assets and their related amortization and accumulated other comprehensive income or loss (“AOCI”). We excluded the effect of AOCI to align with its impact on certain compensation metrics and regulatory capital. We believe these non-GAAP measures provide useful information about our use of shareholders’ equity and provide a basis for evaluating the performance of a business more consistently, whether acquired or developed internally.
RETURN ON AVERAGE TANGIBLE COMMON EQUITY (NON-GAAP)

		Three Months Ended
(Dollar amounts in millions)		June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022

Net earnings applicable to common shareholders (GAAP)		$166	$198	$277	$211	$195
Adjustments, net of tax:
Amortization of core deposit and other intangibles		1	2	—	1	—
Net earnings applicable to common shareholders, net of tax	(a)	$167	$200	$277	$212	$195
Average common equity (GAAP)		$4,818	$4,614	$4,330	$5,303	$5,582
Average goodwill and intangibles		(1,063)	(1,064)	(1,036)	(1,021)	(1,015)
Average accumulated other comprehensive loss (income)		2,931	3,030	3,192	2,075	1,702
Average tangible common equity (non-GAAP)	(b)	$6,686	$6,580	$6,486	$6,357	$6,269
Number of days in quarter	(c)	91	90	92	92	91
Number of days in year	(d)	365	365	365	365	365
Return on average tangible common equity (non-GAAP)	(a/b/c)*d	10.0%	12.3%	16.9%	13.2%	12.5%

ZIONS BANCORPORATION, N.A.
Press Release – Page 17

TANGIBLE EQUITY RATIO, TANGIBLE COMMON EQUITY RATIO, AND TANGIBLE BOOK VALUE PER COMMON SHARE (ALL NON-GAAP MEASURES)

(Dollar amounts in millions, except per share amounts)		June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022

Total shareholders’ equity (GAAP)		$5,283	$5,184	$4,893	$4,696	$5,632
Goodwill and intangibles		(1,062)	(1,063)	(1,065)	(1,034)	(1,015)
Accumulated other comprehensive loss (income)		2,930	2,920	3,112	3,140	2,100
Tangible equity (non-GAAP)	(a)	7,151	7,041	6,940	6,802	6,717
Preferred stock		(440)	(440)	(440)	(440)	(440)
Tangible common equity (non-GAAP)	(b)	$6,711	$6,601	$6,500	$6,362	$6,277
Total assets (GAAP)		$87,230	$88,573	$89,545	$88,474	$87,784
Goodwill and intangibles		(1,062)	(1,063)	(1,065)	(1,034)	(1,015)
Accumulated other comprehensive loss (income)		2,930	2,920	3,112	3,140	2,100
Tangible assets (non-GAAP)	(c)	$89,098	$90,430	$91,592	$90,580	$88,869
Common shares outstanding (in thousands)	(d)	148,144	148,100	148,664	149,611	150,471
Tangible equity ratio (non-GAAP)	(a/c)	8.0%	7.8%	7.6%	7.5%	7.6%
Tangible common equity ratio (non-GAAP)	(b/c)	7.5%	7.3%	7.1%	7.0%	7.1%
Tangible book value per common share (non-GAAP)	(b/d)	$45.30	$44.57	$43.72	$42.52	$41.72
Efficiency Ratio and Adjusted Pre-Provision Net Revenue
The efficiency ratio is a measure of operating expense relative to revenue. We believe the efficiency ratio provides useful information regarding the cost of generating revenue. We make adjustments to exclude certain items that are not generally expected to recur frequently, as identified in the subsequent schedule, which we believe allow for more consistent comparability across periods. Adjusted noninterest expense provides a measure as to how we are managing our expenses. Adjusted pre-provision net revenue enables management and others to assess our ability to generate capital. Taxable-equivalent net interest income allows us to assess the comparability of revenue arising from both taxable and tax-exempt sources.
EFFICIENCY RATIO (NON-GAAP) AND ADJUSTED PRE-PROVISION NET REVENUE (NON-GAAP)

		Three Months Ended
(Dollar amounts in millions)		June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022

Noninterest expense (GAAP)	(a)	$508	$512	$471	$479	$464
Adjustments:
Severance costs		13	1	—	—	1
Amortization of core deposit and other intangibles		1	2	—	1	—
SBIC investment success fee accrual [1]		—	—	(1)	1	—
Total adjustments	(b)	14	3	(1)	2	1
Adjusted noninterest expense (non-GAAP)	(a-b)=(c)	$494	$509	$472	$477	$463

Net interest income (GAAP)	(d)	$591	$679	$720	$663	$593
Fully taxable-equivalent adjustments	(e)	11	9	10	10	9
Taxable-equivalent net interest income (non-GAAP)	(d+e)=(f)	602	688	730	673	602
Noninterest income (GAAP)	(g)	189	160	153	165	172
Combined income (non-GAAP)	(f+g)=(h)	791	848	883	838	774
Adjustments:
Fair value and nonhedge derivative income (loss)		1	(3)	(4)	4	10
Securities gains (losses), net		—	1	(5)	6	1
Total adjustments [2]	(i)	1	(2)	(9)	10	11
Adjusted taxable-equivalent revenue (non-GAAP)	(h-i)=(j)	$790	$850	$892	$828	$763

Pre-provision net revenue (PPNR) (non-GAAP)	(h)-(a)	$283	$336	$412	$359	$310
Adjusted PPNR (non-GAAP)	(j)-(c)	296	341	420	351	300
Efficiency ratio (non-GAAP)	(c/j)	62.5%	59.9%	52.9%	57.6%	60.7%
1 The success fee accrual is associated with the gains/(losses) from our SBIC investments, which are excluded through securities gains (losses), net.
2 Excluding the $13 million gain on sale of bank-owned premises recorded in dividends and other income, the efficiency ratio for the three months ended June 30, 2023 would have been 63.6%.

ZIONS BANCORPORATION, N.A.
Press Release – Page 18

EFFICIENCY RATIO (NON-GAAP) AND ADJUSTED PRE-PROVISION NET REVENUE (NON-GAAP)

		Six Months Ended
(Dollar amounts in millions)		June 30, 2023	June 30, 2022

Noninterest expense (GAAP)	(a)	$1,020	$928
Adjustments:
Severance costs		14	1
Other real estate expense		—	1
Amortization of core deposit and other intangibles		3	—
SBIC investment success fee accrual [1]		—	(1)
Total adjustments	(b)	17	1
Adjusted noninterest expense (non-GAAP)	(a-b)=(c)	$1,003	$927

Net interest income (GAAP)	(d)	$1,270	$1,137
Fully taxable-equivalent adjustments	(e)	20	17
Taxable-equivalent net interest income (non-GAAP)	(d+e)=(f)	1,290	1,154
Noninterest income (GAAP)	(g)	349	314
Combined income (non-GAAP)	(f+g)=(h)	1,639	1,468
Adjustments:
Fair value and nonhedge derivative income (loss)		(2)	16
Securities gains (losses), net		1	(16)
Total adjustments [2]	(i)	(1)	—
Adjusted taxable-equivalent revenue (non-GAAP)	(h-i)=(j)	$1,640	$1,468

Pre-provision net revenue (PPNR)	(h)-(a)	$619	$540
Adjusted PPNR (non-GAAP)	(j)-(c)	637	541
Efficiency ratio (non-GAAP)	(c/j)	61.2%	63.1%
1 The success fee accrual is associated with the gains/(losses) from our SBIC investments, which are excluded through securities gains (losses), net.
2 Excluding the $13 million gain on sale of bank-owned premises recorded in dividends and other income, the efficiency ratio for the six months ended June 30, 2023 would have been 61.6%.